Exhibit 7.2

MANAGEMENT SERVICES AGREEMENT
This Management Services Agreement (the “Agreement”), effective January 1, 2023 is by and between:

trivago N.V.,
a company organized and existing under the laws of
Germany    (“Service Recipient”)
Kesselstraße 5-7
40221 Düsseldorf Germany
And
Expedia, Inc.
a company organized and existing under the laws of the
Delaware    (“Service Provider”)
1111 Expedia Group Way W Seattle, WA 98119, USA
The Service Provider and Service Recipient shall be individually referred to as a “Party” and collectively, the “Parties”. The Parties are directly owned subsidiaries of Expedia Group, Inc., a Delaware corporation, with its principal place of business at 1111 Expedia Way W, Seattle, WA USA 98119. Expedia Group, Inc. and its subsidiaries are collectively referred to as “Expedia Group.”

BACKGROUND
WHEREAS, Service Recipient desires the Service Provider to provide Services related to the operation of the Service Recipient’s global business;
WHEREAS, the Service Provider seeks to provide the Services;
WHEREAS, the Service Recipient agrees to receive the Services;
WHEREAS, this Agreement sets forth the terms and conditions governing the Services;
WHEREAS, the Parties intend that the Service Provider shall receive an arm’s-length fee (within the meaning of the relevant Transfer Pricing Rules) for providing the Services to Service Recipient; and
WHEREAS, the capitalized terms used and not otherwise defined in these recitals are defined in Article 1 of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, and terms set forth herein, the Parties agree as follows:
1.DEFINITIONS.
“Affiliate” means, for any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.
“Applicable Laws” is defined in Section 13.1.

“Confidential Information” means information that is not generally known to the public, is subject to a protective order, or that constitutes a trade secret under applicable law, including, without limitation, technical information, know-how, technology, software applications and code, prototypes, ideas, inventions, methods, improvements, data, files, information relating to supplier and customer identities and lists, accounting records, business and marketing plans, and information that would reasonably be considered confidential by virtue of its relation to the work contemplated by this Agreement. Confidential Information also includes all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.
“Data Privacy Laws” means all applicable laws, rules and regulations relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, data security, and breach notification, including but not limited to, the General Data Protection Regulation ((EU) 2016/679); the UK Data Protection Act 2018; the Privacy and Electronic Communications Directive 2002/58/EC (as updated by Directive 2009/136/EC), the Privacy and Electronic Communications Regulations 2003 (SI 2003/2426) as amended, the California Consumer Privacy Act of 2018 (Cal. Civil Code §§ 1798.100–1798.198), the California Data Breach Notice Act (Cal. Civil Code §1798.82), the California Security of Personal Data Act (Cal. Civil Code § 1798.81.5), the Massachusetts Standards for the Protection of Personal Data (201 CMR 17.00), and other state and federal laws, rules, and regulations, in each case as amended, consolidated, re-enacted or replaced from time to time.
“Direct Costs” means direct costs incurred by the Service Provider that are (i) attributable to the personnel directly engaged in performing the Service Provider’s duties under this Agreement, including without limitation all salaries, wages, compensation, and benefits; and (ii) costs attributable to the materials and supplies consumed in rendering the Services.
“Indemnified Party” and “Indemnifying Party” are defined in Section 11.3.
“Indirect Costs” means costs other than Direct Costs incurred by the Service Provider that relate to the Services rendered under this Agreement, including an allocable portion of occupancy costs, utilities, supervisory and clerical support, and other overhead, general, and administrative costs reasonably allocable to the Service Provider’s duties under this Agreement.
“Initial Term” is defined in Section 2.1
“Intellectual Property Rights” means all intangibles, including patents, rights in inventions, rights in designs, trademarks, trade and business names and all associated goodwill, rights to sue for passing off or for unfair competition, works of authorship including software, copyright, moral rights and related rights, image rights and rights of personality and publicity, rights in databases, topography rights, domain names, rights in information (including know-how and trade secrets), and all other similar or equivalent rights subsisting now or in the future in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights for their full term.
“Losses” means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals and other reasonable fees and expenses of litigation or other proceedings and of any claim, default or assessment).

“PCI DSS” means the Payment Card Industry (PCI) Data Security Standard (DSS), its supporting documentation and any applicable subsequent version(s) of said standard published by the PCI Security Standards Council or its successor(s).
“Renewal Term” is defined in Section 2.1. “Service Fee” is defined in Section 4.1.
“Service Fee Calculation Schedule” is the description of the calculation of the Service Fee provided at Exhibit B.
“Service Fee Transaction Taxes” is defined in Section 7.1.
“Service Recipient Data” means all data and information that is submitted, directly or indirectly, to the Service Provider by Service Recipient or obtained or learned by the Service Provider in connection with the Services, including information relating to Service Recipient, its Affiliates and its or their customers, hotels or hotel operators, technology, operations, facilities, consumer markets, marketing and branding plans and strategies, logos, graphics, financial information and projections, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable or patentable subject matter, trademarks under development, and other proprietary information.
“Services” is defined in Section 3.2:
“Services Schedule” is the description of Services to be provided by Service Provider to Service Recipient provided at Exhibit A.
“Term” is defined in Section 2.1.
“Third Party Costs” means costs of services performed by third parties or Affiliates for the Service Provider in relation to the Services, including, but not limited to advertising agency fees and professional services fees.
“Transaction Taxes” is defined in Section 7.1.
“Transfer Pricing Rules” means the U.S. transfer pricing regulations under section 482 of the Internal Revenue Code, the non-U.S. transfer pricing rules as generally set forth in the Organization for Economic Cooperation and Development’s Transfer Pricing Guidelines for Multinational Enterprises and Tax Administrations, and any applicable local tax laws, regulations and guidelines applicable in effect during the Term of this Agreement.
“Work Product” is defined in Section 6.2.
2.TERM AND TERMINATION.
2.1Term. The initial term of this Agreement will begin on the Effective Date and will terminate on December 31, 2023 (the “Initial Term”). This Agreement will be automatically renewed for consecutive one-year periods at close of business on December 31, 2023 and on December 31 of each subsequent calendar year (each, a “Renewal Term” and together with the Initial Term, the “Term”) and shall continue indefinitely unless the Parties agree to the contrary or this Agreement is otherwise terminated in accordance with this Article 2.
2.2Termination for Failure to Make a Payment. In the event that Service Recipient fails to pay in full any amounts payable hereunder pursuant to Section 4.2, and such failure remains uncured for ten (10) days after receipt of notice thereof from the Service Provider, the Service Provider shall have the right to terminate this Agreement and all rights granted hereunder, effective immediately upon delivery of such notice of termination to Service Recipient.
2.3Termination for Breach of Contract. If either Party fails to comply with all or part of this Agreement, the other Party shall have the right to terminate this Agreement and all rights granted hereunder, effective immediately upon delivery of such notice of termination to the failing Party.
2.4Termination for any Other Reason. Either Party may terminate this Agreement upon thirty (30) days’ prior notice. The Parties may, by mutual agreement, waive all or part of the termination notice period.
2.5Prior Agreements. This Agreement supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between the Parties relating to the subject matter thereof as of the Effective Date.
3.SERVICES.
3.1Provision of Services. During the Term, the Service Provider shall provide Services to the Service Recipient as agreed between the Parties from time to time. The Service Provider has the right to perform itself, or retain third parties to perform, any of the Services.

3.2Services. The services to be provided by Service Provider to Service Recipient (the “Services”) shall be agreed between the Parties from time to time and documented in the form of the Services Schedule provided at Exhibit A to this Agreement.
3.3Non-Exclusivity of Services. The Service Recipient retains the right to perform itself, retain other Affiliates or retain third parties to perform, any of the Services. To the extent the Service Recipient performs any of the Services itself, or retains other Affiliates or retains third parties to do so, the Service Provider will cooperate with the Service Recipient or such third parties at no additional charge.
3.4Scope of Authority. The Parties shall not act as a legal representative of each other for any purpose whatsoever, and neither Party has the right or authority to enter into any contract, or to assume or create any obligation of any kind on behalf of the other Party. To the extent relevant, the Service Provider shall refer any inquiries, orders, or contracts to Service Recipient or to another Affiliate, as appropriate.
4.SERVICE FEE AND PAYMENT.
4.1Service Fee. As consideration for the Services, Service Recipient shall pay to the Service Provider an amount (the “Service Fee”) according to an arm’s length methodology to be agreed between the Parties from time to time, with the Service Fee agreed at the Effective Date documented in the Service Fee Calculation Schedule provided at Exhibit B to this Agreement.
4.2Review of Service Fee Calculation Schedule. The Service Fee Calculation Schedule shall be reviewed by the Parties:
(a)after any amendment to the Services Schedule in accordance with Section 3.2 above; and
(b)periodically to ensure that the Service Fee is consistent with Section 4.5 (Arm’s Length Pricing).

4.2Payment Due. The Service Provider will calculate Service Fees and invoice Service Recipient on an annual basis for the Service Fee within twenty (20) days of the end of each year. Service Recipient agrees to pay (or set off, if permittable) the total amount shown as due within sixty (60) days from the end of such year. Set off of any amount payable under this Agreement against any and all intercompany obligations and receivables, including accounts or notes payable and accounts or notes receivable, shall be an acceptable manner of payment, effective upon either Party providing notice of set off.
4.3Currency. All computations and payments made pursuant to this Article 4 shall be in the Service Provider’s functional currency, USD.
4.4Arm’s Length Pricing. The Parties intend that the Service Provider shall receive an arm’s length fee within the meaning of the Transfer Pricing Rules as consideration for providing the Services to Service Recipient. If the Parties determine that Service Fees are not consistent with the Transfer Pricing Rules, including, for example, a material change in the arm’s length value over time of the relevant property and/or services, then the Parties (i) shall adjust the Service Fee to be consistent with the Transfer Pricing Rules; and (ii) shall make additional payments or refunds as appropriate to implement such adjustments. Any such compensating adjustments shall be made within six (6) months after the end of the year to which they relate unless the Parties otherwise agree to a different period. The Parties acknowledge that such compensating adjustments may require payments from Service Recipient to the Service Provider or vice versa.
4.5Adjustment Due to Tax Audit. If a relevant tax authority pursuant to a tax audit of the Service Provider or Service Recipient concludes that the Service Fee is not consistent with the Transfer

Pricing Rules, then the Parties will determine if there shall be adjustments to the Service Fee paid for the year(s) subject to the income tax audit and for any or all subsequent years. Any such compensating adjustments shall be made within sixty (60) days from the time a final determination is made by the tax authority. The Parties acknowledge that such compensating adjustments may require payments from Service Recipient to the Service Provider or vice versa. Nothing in this agreement shall be deemed to preclude a U.S. party from seeking IRS Rev. Proc. 99-32 relief.
5.SERVICE RECIPIENT RESPONSIBILITIES.
During the Term, Service Recipient shall make available to the Service Provider such relevant information in Service Recipient’s possession as necessary for use by the Service Provider in performing the Services for the benefit of Service Recipient. Service Recipient shall also provide the Service Provider such access to Service Recipient’s personnel during normal business hours, as reasonably necessary to facilitate the Service Provider’s provision of the Services under this Agreement.
6.INTELLECTUAL PROPERTY RIGHTS.
6.1License to Intellectual Property Rights. Service Recipient grants to the Service Provider a limited non-exclusive, royalty-free license to Intellectual Property Rights owned by or licensed to Service Recipient solely in connection with the Services provided by the Service Provider for Service Recipient. Service Recipient will provide policies, procedures, and quality requirements with respect to proper use of Intellectual Property Rights. Service Recipient shall retain all right, title, and interest in Intellectual Property Rights owned or licensed by the Service Recipient.
6.2Work Product. The Service Provider agrees that all Intellectual Property Rights created in the course of or in order to provide the Services (“Work Product”), whether created by or on behalf of the Service Provider, shall be the exclusive property of the Service Recipient. The Service

Provider hereby irrevocably assigns and will cause Affiliates, agents, employees, subcontractors, or representatives of the Service Provider to irrevocably assign to Service Recipient without further consideration all right, title, and interest in and to such Work Product. Upon Service Recipient’s request, the Service Provider will execute and deliver any documents or take such other actions as may reasonably be necessary to effect or perfect such assignments and shall ensure that it has in place appropriate arrangements with all Affiliates, agents, employees, subcontractors, or representatives of Service Provider to ensure that Service Provider is able to assign such Work Product to Service Recipient hereunder.
7.TAXES.
7.1Transaction Taxes. For purposes of this Section 7.1, “Transaction Taxes” means the sales tax or turnover tax in the Service Provider’s jurisdiction, including but not limited to sales tax, use tax, excise tax, value-added tax, goods and services tax, consumption tax, business tax and similar taxes and charges. All sums payable or deemed to be payable by Service Recipient to the Service Provider under or in connection with this Agreement shall be deemed to be exclusive of any Transaction Taxes chargeable on the supply or suppliers for which such sums are the consideration for Transaction Taxes purposes. Service Fees by default will not include Transaction Taxes in the Service Fee cost base. Should the Service Fee provided under this Agreement be subject to Transaction Taxes that must be legally collected and paid by Service Provider at any point in time (“Service Fee Transaction Taxes”), then Service Provider shall prepare a legally compliant invoice that includes Transaction Taxes paid by the Service Provider in connection with the Service Fee and Service Recipient shall pay both the Service Fee and applicable Service Fee Transaction Taxes. If it is determined that Transaction Taxes on expenses are not recoverable then Service Provider can charge Service Recipient an additional amount at the point in time when it is determined that such taxes are not recoverable. The Service Provider shall have the right to invoice Service Recipient for the amount of any Transaction Taxes relating to prior Service Fees, along with any interest or penalties incurred and paid by Service Provider relating to such Transaction Taxes, if Transaction Taxes are determined to be applicable after Service Recipient has made payment for Service Fees. No markup shall be applied by Service Provider to current or prior Transaction Taxes, or any interest and penalties.
7.2Withholding Taxes. In the event that amounts payable by Service Recipient to the Service Provider pursuant to this Agreement are taxable and any direct or indirect taxes levies, charges, rights, penalties, imposts, duties or any similar amounts not already mentioned in Section 7.1 above are required to be withheld and paid from such amounts by Service Recipient, Service Recipient shall withhold and pay such taxes on behalf of itself or the Service Provider and transmit to the Service Provider the appropriate tax receipts.
7.3Responsibility for Taxation. Subject to Section 7.1 and 7.2 above, each Party is solely responsible for accounting to the relevant tax authorities for any taxes due in connection with this Agreement.
8.CONFIDENTIALITY.
8.1Use and Disclosure. Generally, neither Party shall use any of the Confidential Information furnished to it by the other Party under this Agreement, nor disclose, reveal or otherwise make any such Confidential Information available to any other person, firm, corporation or other entity, except in furtherance of the objectives of this Agreement, or as specifically authorized by the Party that initially furnished such Confidential Information; provided, however, that a Party may disclose the Confidential Information of the other Party to those of its employees, consultants (including professional advisers) and Affiliates that require access to such Confidential Information in order to permit such Party to exercise its rights and perform its obligations hereunder. Each Party shall develop and implement such procedures as may be required to prevent the intentional or negligent disclosure to other persons or entities of the other Party’s Confidential Information including, but not limited to, requiring each of its employees, contractors, and Affiliates having access to such information under this Agreement to enter into an appropriate secrecy agreement, and each Party shall protect the other Party’s Confidential Information to the same extent and with at least the same degree of care as such Party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care.
8.2Exceptions to Confidentiality. Nothing in this Agreement shall prevent the disclosure by a Party or its employees, contractors, or Affiliates of an item of Confidential Information that:
(a)is, or subsequent to the time of transmittal to the receiving Party becomes, a matter of general public knowledge otherwise than as a consequence of a breach by the receiving Party or its employees, contractors, or Affiliates of any obligation under this Agreement;
(b)is made public by the disclosing Party;
(c)was in the possession of the receiving Party in documentary form prior to the time of disclosure thereof to it by the disclosing Party, and was held by the receiving Party free of any obligation of confidence to the disclosing Party or any third party;
(d)is received in good faith from a third party having the right to disclose it, who, to the best of the receiving Party’s knowledge, did not obtain the same from a disclosing Party and who imposed no obligation of secrecy on the receiving Party with respect to such information;
(e)is released from confidential treatment by written consent of the disclosing Party;
(f)is independently developed by the receiving Party without reference to the disclosing Party’s Confidential Information; or
(g)is required to be disclosed under any applicable law, regulation or governmental order; provided, however, that the Party proposing to disclose Confidential Information pursuant to this Section 8.2(g) shall give prior written notice to the other Party hereto of such legal disclosure requirement so that such other Party can take appropriate action to protect the confidentiality, and prevent the unauthorized use or appropriation of its Confidential Information.
8.3Unauthorized Acts. Without limiting either Party’s rights in respect of a breach of this Article, each Party will:
(a)promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party;
(b)promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information;

(c)cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its rights in Confidential Information to the extent such litigation or investigation relates to the Services; and
(d)promptly use its best efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information.
Each Party will bear the cost it incurs as a result of compliance with this Article 8.
8.4Return of Confidential Information. Each Party will, upon request of the other Party following the expiration or termination of this Agreement, promptly return or permanently erase or destroy, in the sole discretion of the Party receiving such request, copies of the other Party’s Confidential Information in its possession or control.
9.SERVICE RECIPIENT DATA
9.1Service Recipient Data. Service Recipient shall own all right, title, and interest in and to all of Service Recipient Data that is not Personal Data and shall have sole responsibility for the legality, reliability, integrity, accuracy, and quality of all such Service Recipient Data. Service Provider hereby irrevocably assigns, and will cause Affiliates, agents, subcontractors or representatives of Service Provider to irrevocably assign, to Service Recipient without further consideration all right, title, and interest in and to such Service Recipient Data, including any Intellectual Property Rights therein, arising in any jurisdiction. Upon Service Recipient’s request, Service Provider will execute and deliver any documents or take such other actions as may reasonably be necessary to affect or perfect such assignments and shall ensure that it has in place appropriate arrangements with all Affiliates, agents, employees, subcontractors, or representatives of Service Provider to ensure that Service Provider is able to assign such rights to Service Recipient hereunder.

9.2Back-Up Procedures. Service Provider shall follow its archiving procedures for Service Recipient Data as agreed upon with Service Recipient or as stipulated in such other documents as may be notified to Service Recipient from time to time, as such document may be amended by Service Provider in its sole discretion from time to time. In the event of any loss or damage to Service Recipient Data, Service Recipient’s sole and exclusive remedy against Service Provider shall be for Service Provider to use reasonable commercial endeavors to restore the lost or damaged Service Recipient Data from the latest back-up of such Service Recipient Data maintained by Service Provider in accordance with the archiving procedure. Service Provider shall not be responsible for any loss, destruction, alteration or disclosure of Service Recipient Data caused by any third party, except those third parties sub-contracted by Service Provider to perform services related to Service Recipient Data maintenance and back-up for which it shall remain fully liable as provided under this Agreement.
9.3Data Privacy Laws. Both Parties will comply with all applicable requirements of the Data Privacy Laws. This Article 9 is in addition to, and does not relieve, remove or replace, a Party’s obligations or rights under the Data Privacy Laws.
9.4Personal Data. The Parties agree that there is no personal data intended to be processed (other than business contact data) as part of the Services contemplated under this Agreement. If any personal data is inadvertently exchanged, accessed or otherwise received in relation to the Services, the Service Provider agrees to delete it immediately upon becoming aware of receipt or access of such personal data, and notify the Service Recipient accordingly.

10.REPRESENTATIONS AND WARRANTIES.
10.1By Service Recipient. Service Recipient represents and warrants that except as otherwise provided in this Agreement, Service Recipient will obtain, maintain, and comply with all applicable permits and licenses, required of Service Recipient in connection with its obligations under this Agreement.
10.2By the Service Provider. The Service Provider represents and warrants that as of the Effective Date and during the Term:
(a)the Service Provider will obtain, maintain and comply with all applicable permits and licenses, required of the Service Provider in connection with its obligations under this Agreement; and
(b)the Service Provider shall (1) assign an adequate number of employees, contractors, or vendors to perform the Services, (2) ensure that the employees, contractors, and vendors will be properly educated, trained and fully qualified to perform the Services, and (3) ensure that the employees, contractors, and vendors perform the Services in a professional and workmanlike manner.
10.3DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER THE SERVICE PROVIDER NOR SERVICE RECIPIENT MAKES ANY REPRESENTATIONS OR WARRANTIES AND EACH EXPLICITLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, WRITTEN, ORAL OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OTHERWISE ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.
11.INDEMNITIES.

11.1Indemnities by the Service Provider. The Service Provider will defend and indemnify Service Recipient and its directors, officers, shareholders, employees, third-party agents and representatives against any Losses resulting from, arising out of or relating to, any third-party claim:
(a)Relating to a breach by the Service Provider of Article 8 (Confidentiality);
(b)Relating to any amounts assessed against Service Recipient that are the obligation of the Service Provider pursuant to Article 7 (Taxes);
(c)Relating to a breach of any of the representations and warranties in Section 10.2; or
(d)Relating to death, personal injury or property loss or damage resulting from the Service Provider's acts or omissions.
The Service Provider will indemnify Service Recipient against any Losses incurred in connection with the enforcement of this Article.
11.2Indemnities by Service Recipient. Service Recipient will defend and indemnify the Service Provider and its Affiliates, and their respective officers, directors, shareholders, employees, third- party agents and representatives, against any Losses resulting from, arising out of or relating to, any third-party claim:
(a)that the Services, any work product, or any other resources or items provided to the Service Provider by Service Recipient infringe or misappropriate the intellectual property,

proprietary or other rights of any third party (except as may have been caused by an unauthorized modification by the Service Provider);
(b)relating to any duties or obligations of Service Recipient owed to a third party;
(c)relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by Service Recipient under this Agreement;
(d)relating to Service Recipient’s breach of Article 8 (Confidentiality);
(e)relating to any amounts assessed against the Service Provider that are the obligation of Service Recipient pursuant to Article 7 (Taxes); or
(f)relating to death, personal injury or property loss or damage resulting from Service Recipient’s acts or omissions.
Service Recipient will indemnify the Service Provider against any Losses incurred in connection with the enforcement of this Article.
11.3Indemnification Procedures. If any third-party claim is commenced against a Party entitled to indemnification under Section 11.1 or Section 11.2 (the “Indemnified Party”), notice thereof will be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party will be entitled, if it so elects, by notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days before the date on which a response to such claim is due, to immediately take control of the defense and settlement of such claim and to engage attorneys with appropriate expertise to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party will cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation and defense of such claim and any appeal arising therefrom; provided that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party will be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control of the defense of a claim required to be defended under this Article 11 (Indemnities), the Indemnified Party may defend the claim in such manner as it may deem appropriate at the cost of the Indemnifying Party.
12.DAMAGES.
14.1Damages. Each of the Parties is liable to the other for any direct damages arising out of or relating to its performance or failure to perform all or part of this Agreement including for the avoidance of doubt failure to terminate in accordance with Article 2. Except for a Party’s breach of Article 11 (Indemnities) or Article 8 (Confidentiality), in no event will either Party be liable to the other for damages due to a breach of this Agreement in excess of the amount of the Service Fees paid by Service Recipient to the Service Provider over the last twelve (12) months immediately preceding the breach.

14.2Consequential Damages. NEITHER THE SERVICE PROVIDER NOR SERVICE RECIPIENT WILL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES INCLUDE, ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.
14.3Exceptions. THE EXCLUSION OF LIABILITY SET FORTH IN SECTION 12.2 DOES NOT APPLY TO (A) THE FAILURE OF SERVICE RECIPIENT TO PAY THE SERVICE FEE OR OTHER AMOUNTS DUE UNDER THIS AGREEMENT, (B) INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11 (INDEMNITIES), (C) BREACH OF ARTICLE 8 (CONFIDENTIALITY), (D) LIABILITY RESULTING FROM THE GROSS NEGLIGENCE, FRAUD OR WILLFUL OR CRIMINAL MISCONDUCT OF A PARTY, OR (E) THE BREACH OF INTELLECTUAL PROPERTY RIGHTS OF EITHER PARTY.
13.COMPLIANCE WITH LAWS.
14.1Compliance. Each Party will perform its obligations under this Agreement in a manner that complies with all laws applicable to that Party’s business and/or the provision of the Services (“Applicable Laws”), including but not limited to: (a) laws requiring the procurement of inspections, certificates and approvals needed to perform the Services; (b) laws regarding healthcare, workplace safety, immigration, labor standards, wage and hour laws, insurance, data protection, and privacy; and (c) laws concerning anti-bribery and corruption and criminal tax evasion.
14.2Changes in Law. The Service Provider and Service Recipient will work together to identify the effect of changes in laws on the provision and receipt of the Services and will promptly discuss the changes to the Services, and/or the other terms and provisions of this Agreement, if any, required to comply with all applicable laws.
(a)Except to the extent inconsistent with the relevant Transfer Pricing Rules, if a change to the Services is required for the Service Provider to comply with a change in the laws applicable to the Service Provider, the change will be implemented at the Service Provider’s expense and will not impact the Service Fee paid by Service Recipient under this Agreement, or otherwise result in a negative impact to Service Recipient’s business or operations.
(b)If a change to the Services is required for the Service Provider to comply with a change in any laws other than the Applicable Laws, and the Service Provider can reasonably demonstrate that the change will materially increase the Service Provider’s costs, Service Recipient will by notice to the Service Provider either:
(i)direct the Service Provider to implement the required change to the Services, in which case Service Recipient will pay any additional Service Fee that the Parties mutually determine to be payable following consultation about the change, or
(ii)terminate this Agreement in accordance with Article 2 above or amend the portion of the Services affected by the change in law.
14.3Fines and Penalties. If a governmental authority notifies either Party that the Party is not in compliance with any applicable laws, the Party will promptly notify the other Party of the same. The Service Provider is responsible for any fines and penalties incurred by Service Recipient arising from the Service Provider’s noncompliance with the Applicable Laws. Service Recipient is responsible for any fines and penalties incurred by the Service Provider arising from Service Recipient’s noncompliance with laws other than the Applicable Laws that directly impact Service Recipient’s business. Any reimbursement of fines or penalties by one Party for the benefit of the other Party under this Section 13.4 shall be without a markup or other profit element to the Party on which the fine or penalty was imposed. No reimbursement of fines or penalties under this Section 13.4 shall be made if such reimbursement would violate any law of Service Recipient’s or the Service Provider’s jurisdictions.
14.MISCELLANEOUS PROVISIONS.
1.3        Assignment. Neither Party will, without the consent of the other Party, assign this Agreement or         otherwise transfer its rights or obligations under this Agreement; provided that either Party, at any time, may assign its rights and obligations under this Agreement to any person that is an Affiliate without the consent of the other Party. The consent of a Party to any assignment of this Agreement does not constitute such Party’s consent to further assignment. This Agreement is binding on the Parties and their successors and permitted assignees. Any assignment in contravention of this subsection is void.
14.1Notices. Any notice, demand, payment or other communication required, permitted or desired to be given pursuant to any of the terms or provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes (i) upon delivery, if delivered in person; (ii) when receipt is acknowledged, if sent by mail transmission; (iii) one (1) business day after having been deposited for overnight delivery with an internationally-recognized overnight courier service; or
(iv) upon delivery, if sent via email. Such communications shall be delivered or sent to the following addresses (or such addresses or email addresses as may be specified by the Parties hereto):
If to the Service Provider:
Attention: Legal Counsel Expedia, Inc.
1111 Expedia Group Way W Seattle, WA 98119

USA
If to Service Recipient: Legal@trivago.com
Attention: Legal Counsel trivago N.V. Kesselstraße 5-7
40221 Düsseldorf Germany

14.2Counterparts and Execution. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which taken together constitute one single agreement between the Parties. This Agreement may be executed by digital signature, and if so executed, shall be considered an original.
14.3Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement will be construed to make either Service Recipient or the Service

Provider partners, joint venturers, principals, agents or employees of the other. Further, nothing in this Agreement will act to alter in any manner any ownership relationship between the Service Provider and Service Recipient. The Service Provider is solely liable for all costs and obligations incurred by the Service Provider payable to third parties in connection with services rendered by the Service Provider hereunder.
14.4Consents, Approvals and Requests. Except consents, approvals or requests that this Agreement expressly provides are in a Party’s sole discretion, (a) all consents and approvals to be given by either Party under this Agreement will not be unreasonably withheld or delayed and (b) each Party will make only reasonable requests under this Agreement.
14.5Waivers. No delay or omission by either Party to exercise any right or power it has under this Agreement will impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant will not be construed to be a waiver of any succeeding breach or any other covenant.
14.6Remedies Cumulative. No right or remedy herein conferred on or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy is cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.
15.CONSTRUCTION.
15.1Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, will remain in full force and effect.
15.2Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement are exclusively governed by and will be construed in accordance with the laws of the State of Washington, USA, without reference to its choice of law principles. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in King County, Washington, and the parties hereby consent to the personal jurisdiction and venue therein.

15.3Attorney’s Fees. In any action, suit or proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, court costs and other expenses from the other party.
15.4Entire Agreement. This document sets forth the complete and final expression of the Parties’ agreement about their subject matter, and there are no other representations, understandings or agreements between the Parties about such subject matter.
15.5Survival. The terms of Articles 8 (Confidentiality), 11 (Indemnities), 12 (Damages), 14 (Miscellaneous Provisions) and 15 (Construction) will survive the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, each of Service Recipient and the Service Provider has caused this Agreement to be signed and delivered by its duly authorized representative to be effective as of the Effective Date.

Expedia, Inc.    trivago N.V.

By: /s/ Robert Dzielak        By: /s/ Matthias Tillmann     Name: Robert Dzielak        Name: Matthias Tillman
Title: Director    Title: Managing Director

EXHIBIT A SERVICES SCHEDULE
The services to be provided by Service Provider to Service Recipient shall be carried out by Service Provider in accordance with the service guidelines set forth by Service Recipient from time to time. The Services to be provided by the Service Provider may include:
Management Support Services
Providing tax, accounting, finance, legal, operations, administrative functions, and similarly related functions.
Other Services
Providing other related services on which the Parties may agree from time to time. This Schedule shall be effective for Services beginning January 1, 2023.

EXHIBIT B
SERVICE FEE CALCULATION SCHEDULE

The Service Fee shall be the amount equal to:
(a)One hundred five percent (105%) of the Service Provider’s Direct and Indirect Costs, plus
(b)One hundred percent (100%) of the Service Provider’s Third Party Costs, plus
(c)One hundred percent (100%) of any net foreign exchange loss realized or unrealized by the Service Provider with respect to the provision of the Services, less
(d)One hundred percent (100%) of any net foreign exchange gain realized or unrealized by the Service Provider with respect to the provision of the Services.
The Service Fee will be reviewed from time to time to ensure that it is consistent with Section 4.4 (Arm’s Length Pricing).
Direct and Indirect Costs exclude the following items: (i) interest income or expense recognized or incurred by the Service Provider; (ii) any income taxes incurred by the Service Provider; and (iii) any costs ordinarily categorized as “non-operating income/expenses.”
The calculations defined in this Schedule shall be effective for Service Fees beginning January 1, 2023.